Exhibit 10.1

EMPLOYMENT AGREEMENT

    Sequa Corporation, its affiliates, subsidiaries, divisions, successors and assigns, (the “Company”), and Donna Costello, an individual residing at 2 Queens Court, Orangeburg, New York 10962 (“Employee”), mutually agree to enter into this Employment Agreement (“Agreement”) as of the 15th Day of August 2005, the terms and conditions of which are set forth below:

Employment

The Company shall employ Employee in the position of Vice President and Controller or in such other or further capacities as the Company may determine from time to time.  Employee shall report to the Company’s Senior Vice President, Finance or such other persons as the Company may determine from time to time.

Effective Date

The Effective Date of this Agreement is the date first hereinabove appearing (“Effective Date”).

Term

The term of Employee’s employment hereunder (the “Employment Term”) shall commence as of the Effective Date, and shall, unless otherwise extended, continue for a term through and including May 31, 2006, unless such employment is terminated sooner pursuant to Section 6 of this Agreement.  Upon or prior to expiration of the Employment Term, the Company and Employee may mutually agree to extend this Agreement or to negotiate a new agreement.  If no such extension is agreed upon by Company and Employee, then Employee will be deemed to be employed at will, and the Company and the Employee remain subject to the remaining terms and conditions of this Agreement which, for the avoidance of doubt, include but are not limited to, the payment and other entitlement provisions of Section 8(d) hereof in the event of termination by the Company without Cause.

Duties

                                          Employee shall faithfully, diligently, and exclusively perform services on behalf of the Company to the best of her ability during the term of this Agreement, and shall devote her full working time, attention and energies to the business of the Company, its subsidiaries, divisions and affiliated entities.  While Employee is employed in the position of Vice President and Controller, Employee further agrees to perform, for no additional consideration, such other duties and to assume any such other responsibilities, as may be assigned by the Company.

Compensation

Base Salary.  For the services rendered by the Employee for the Company and in consideration for the covenants contained in this Agreement, the Company shall pay the Employee an annual base salary of not less than $176,020.00,to be paid on normal payroll dates, less lawful deductions, in accordance with the Company’s payroll practices.  Employee’s base salary may be increased on an annual basis during the term of this Agreement, at the sole discretion of the Company, taking into account, among other things, individual performance and general business conditions.

Benefits.  Employee shall be eligible to participate in or receive benefits under the Company’s various employee benefit plans, policies or arrangements, subject to the same terms and conditions as other similarly situated executive employees of the Company.  Such employee benefits currently include health, dental, disability and life insurance, 401K plan, and retirement plan and SERP.  The Company (including the officers and administrators who have responsibility for administering the plans) retains full discretionary authority to interpret the terms of the plans, as well as full discretionary authority with regard to administrative matters arising in connection with the plans including but not limited to issues concerning benefit eligibility and entitlement.  The Company reserves the absolute right to modify, amend or terminate benefits applicable to Employee and similarly situated executive employees of the Company at any time and for any reason, consistent with the terms of said benefits plans.  In the determination of eligibility or benefits, the terms of the actual plan documents shall control.

Bonus.  Employee shall be eligible to participate in the Company’s Management Incentive Bonus Plan for Corporate Non-Executive Officers and Corporate Staffin accordance with the terms thereof and subject to the same terms and conditions as other similarly situated Company executives.

Stock Options.  The terms of the Sequa Corporation 1998 Key Employees Stock Option Plan and any related option agreements shall govern all issues relating to such options including vesting and exercise rights.

Automobile.  Employee shall be provided with a Company automobile in accordance with the Company’s policies and subject to the same terms and conditions as similarly situated executive employees of the Company as determined in good faith by the Company.

Vacation.  Employee shall be entitled to vacation in accordance with the Company’s policies and subject to the same terms and conditions as similarly situated executive employees of the Company.  All earned and accrued but unused vacation shall be paid at termination for any reason.

Deductions.  All salary, bonuses and compensation paid to Employee shall be less all applicable withholding taxes and lawful deductions.

Termination

Employment under this Agreement may be terminated, either prior to or after the Employment Term, under the following circumstances:

Death.  Employee’s employment hereunder shall terminate upon Employee’s death.

Disability.  The Employee’s employment hereunder shall terminate upon Employee becoming “Totally Disabled.”  For purposes of this Agreement, the Employee shall be “Totally Disabled” if she is physically or mentally incapacitated so as to render her incapable of performing the essential functions of the job and such incapacity cannot be reasonably accommodated by the Company without undue hardship.  The Employee’s receipt of Social Security Disability benefits or eligibility for Long Term Disability benefits shall be deemed conclusive evidence of Total Disability for purposes of this Agreement.

Cause.  The Company may terminate Employee’s employment hereunder at any time for Cause, immediately and without prior notice.  For purposes of this Agreement, the term “Cause” shall mean a reasonable and good faith determination by the Company that the Employee (i) has failed, including either willfully or grossly negligently, to perform the duties of this Agreement; (ii) has engaged in misconduct which is injurious to the Company (including but not limited to violations of policies related to workplace practices and harassment); (iii) has been convicted of a crime (including conviction or a nolo contendere plea) involving, in the good faith judgment of the Company, fraud, dishonesty or moral turpitude; (iv) has breached any of the covenants contained in Sections 9 and 10 of this Agreement; (v) has intentionally refused (except by reason of incapacity due to physical or mental illness or disability by the Employee) to devote her entire business time to the performance of her duties as an employee of the Company; (vi) has breached the provisions of the Company’s trade secrets agreement to which she is a party; (vii) has engaged in theft or misappropriation of assets of the Company; or (viii) has engaged in any willful, intentional or grossly negligent act having the effect of injuring the reputation or business of the Company; or (ix) materially breached the Company’s Code of Conduct.

Without Cause. The Company may terminate the Employee’s employment hereunder at any time without Cause by providing the Employee with written notice of termination at least two (2) weeks prior to the effective date of such termination, or by paying the Employee two (2) weeks’ pay in lieu of notice in addition to the consideration pursuant to Section 8(d) hereof.  Termination of employment shall be deemed to have taken place at the expiration of such two (2) weeks.  In either event, the Employee may exercise unexercised stock options which otherwise could have been exercised during the two (2) week notice period where employment has been terminated without Cause. If the Employee is prohibited from selling the shares of Company stock acquired upon exercise of such options under the terms of the Company’s Insider Trading Policy (as now in effect and as may be changed from time to time) or by application of the federal securities laws, then the Company will pay to the Employee an amount equal to the closing price of the Class A Common Stock on the New York Stock Exchange on the last day of the two (2) week period (the effective date of such termination) less the option price (as set forth in the stock option agreement) multiplied by the number of shares then exercisable.  This amount is in addition to any consideration payable under Section 8(d) hereof.  The determination of whether the Employee is prohibited from selling shares of Company stock under the terms of the Company’s Insider Trading Policy or the application of the federal securities laws shall be made by the Company, in its sole discretion.

Voluntarily by Employee Prior to Expiration of Employment Term.  The Employee may, prior to expiration of the Employment Term, terminate employment hereunder at any time by providing the Company with written notice of termination at least two (2) weeks prior to the effective date of such termination.  At the Company’s option, the Company may provide Employee with pay in lieu of Employee working through the end of the notice period set forth in this Section.

Voluntarily by Employee After Expiration of Employment Term.  The Employee may, after expiration of the Employment Term, terminate employment hereunder at any time by providing the Company with written notice of termination at least two (2) weeks prior to the effective date of such termination.  At the Company’s option, the Company may provide Employee with pay in lieu of Employee working through the end of the notice period set forth in this Section.

Employment At Will After Expiration of Employment Term

In the event that Employee continues in employment after the expiration of the Employment Term, as defined in Section 3 hereof, without either a new agreement or an extension of the Employment Term as provided in Section 3 hereof, Employee will be deemed to be an employee at-will of the Company and the employment relationship may be terminated by either Employee or the Company at any time, with or without Cause, the Company and the Employee remain subject to the remaining terms and conditions of this Agreement, which for the avoidance of doubt, include but are not limited to, the payment and other entitlement provisions of Section 8(d) hereof in the event of termination by the Company without Cause.

Compensation Following Termination

In the event that Employee’s employment hereunder is terminated either prior to or after the expiration of the Employment Term, Employee shall be entitled solely to the following compensation and benefits:

Termination by Reason of Death.  In the event Employee’s employment is terminated by reason of Employee’s Death, pursuant to Section 6(a) hereof, the Company shall pay the following amounts to Employee’s beneficiary or estate:

Any salary lawfully required to be paid if Employee worked for any part of the then current period, then she would be compensated for the entire bi-weekly period, any accrued vacation, any accrued salary through and including the date of death required under Section 5(a) hereof, and any salary accrued during any applicable short-term disability period.

Any benefits to which Employee may be entitled pursuant to the plans, policies and arrangements referred to in Section 5(b), Section 5(c), Section 5(d) and/or Section 5(f) hereof as determined and paid in accordance with the terms of such plans, policies and arrangements, in the event of death.

Termination by Reason of Disability.  In the event Employee’s employment is terminated by reason of Employee’s Disability, pursuant to Section 6(b) hereof, the Company shall pay the following amounts to Employee:

Any accrued but unpaid salary for services rendered through and including the date of termination required under Section 5(a) hereof.

Any benefits to which Employee may be entitled pursuant to the plans, policies and arrangements referred to in Section 5(b), Section 5(c) and/or Section 5(f) hereof through and including the date of termination, as determined and paid in accordance with the terms of such plans, policies and arrangements.

Termination by Reason of Cause.  In the event Employee’s employment is terminated by reason of Cause, pursuant to Section 6(c) hereof, the Company shall pay the following amounts to Employee:

Any accrued but unpaid salary for services rendered through and including the date of termination required under Section 5(a) hereof.

Any benefits to which Employee may be entitled pursuant to the plans, policies and arrangements referred to in Section 5(b) and/or Section 5(f) hereof through and including the date of termination, as determined and paid in accordance with the terms of such plans, policies and arrangements.

Termination by the Company Without Cause.  In the event Employee’s employment is terminated by the Company without Cause pursuant to Section 6(d) hereof, the Company shall pay the following amounts to Employee:

Any accrued but unpaid salary for the balance of the current bi-weekly pay period.

Any benefits to which Employee may be entitled pursuant to the plans, policies and arrangements referred to in Section 5(b), Section 5(c) and/or Section 5(f) hereof through and including the date of termination, as determined and paid in accordance with the terms of such plans, policies and arrangements.

An amount equal to six (6) months of Employee’s then applicable base salary plus one (1) additional month for each full calendar year of service, if any, after calendar year 2005, but in no event more than twelve (12) months of base pay, or the balance of the Employment Term of this Agreement at the then current base salary, whichever is greater, provided Employee executes an agreement and general release in a customary form to be provided by the Company in its sole good faith discretion.  It is expressly understood that said agreement and general release shall not require Employee to waive (x) any right to indemnification Employee may have under applicable by-laws or insurance policies maintained by the Company or its subsidiaries, or (y) any right to vested employee benefits.  Payments under this Section shall be made at the same time and in the same manner as such compensation would have been paid if Employee had remained in active employment until the end of such period.

Medical and Dental Insurance.  If Employee elects to continue her current medical and dental family coverage under Company’s Medical and Dental Plans, the Company shall pay for the Company’s portion of the premiums for the period beginning on the date of termination of employment through the date payments to Employee cease pursuant to Section 8(d)(iii) hereof and the Employee shall pay for the employee’s then-current portion of the premiums for said coverage.  Notwithstanding the above, at such time as Employee secures new employment providing medical and dental coverage, Employee shall promptly notify Company and the Company’s obligation to pay the Company’s portion of the premiums for coverage will cease.  At the end of the applicable period, Employee may elect to continue such COBRA coverage for the applicable COBRA period, at her own expense, in accordance with the terms of the Company’s Medical and Dental Plans.

Life Insurance.  If Employee elects to maintain the “portable” portion of her current MetLife Optional Life insurance (or any applicable successor insurer) in accordance with the requirements of the plan and MetLife, the Employee shall pay for all of the premiums for coverage during the period beginning on her last day of employment.  The basic life insurance coverage will terminate on the last day of employment and Employee may, at her expense, convert such policy in accordance with the requirements of the plan and MetLife.

Automobile. Employee shall be entitled to purchase the Company-provided vehicle upon Employee’s payment of the percentage amount otherwise payable by similarly situated executive employees of the Company for purchase of their Company-provided vehicles at the end of the applicable lease. Payment shall be made by means of cashiers check, and Employee will provide Company with evidence of liability insurance, at which time Company shall transfer possession and ownership to Employee of the company automobile then assigned to her.

Business Equipment.  Company shall provide Employee with ownership of the laptop computer assigned to Employee, after all proprietary information and software has been removed by Company from said laptop computer.  Company and Employee agree such used equipment is of nominal value.

Voluntary Termination by Employee During Employment Term.  In the event Employee terminates employment voluntarily pursuant to Section 6(e), the Company shall pay the following amounts to Employee:

Any accrued but unpaid salary for services rendered through and including the date of termination required to be reimbursed under Section 5(a) hereof.

Any benefits to which Employee may be entitled pursuant to the plans, policies and arrangements referred to in Section 5(b), Section 5(c), Section 5(d) and/or Section 5(f) hereof as determined and paid in accordance with the terms of such plans, policies and arrangements.

Voluntary Termination by the Employee After Expiration of Employment Term.  In the event Employee’s employment is terminated by the Employee pursuant to Section 6(f) hereof, the Company shall pay the following amounts to Employee:

Any accrued but unpaid salary for the balance of the current bi-weekly pay period.

Any benefits to which Employee may be entitled pursuant to the plans, policies and arrangements referred to in Section 5(b), Section 5(c), Section 5(d) and/or Section 5(f) hereof through and including the date of termination, as determined and paid in accordance with the terms of such plans, policies and arrangements.

No Other Benefits or Compensation.  Except as may be provided under this Agreement, under the terms of any incentive compensation, employee benefit, or fringe benefit plan applicable to Employee at the time of Employee’s termination or resignation of employment, Employee shall have no right to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to future periods after such termination or resignation, except as required by law.

Covenants

Confidential Information.  During the course of Employee’s employment with the Company, Employee will acquire and have access to Confidential Information and Trade Secrets belonging to the Company its affiliates, subsidiaries, divisions and joint ventures (collectively referred to as “the Company” throughout and for purposes of this Section 9).  Such Confidential Information and Trade Secrets include, without limitation, business and technical information, whatever its nature and form and whether obtained orally, by observation, from written materials or otherwise, as for example: (i) financial and business information, such as information with respect to costs, commission, fees, profits, sales, markets, mailing lists, strategies and plans for future business, new business, product or other development, potential acquisitions or divestitures, and new marketing ideas; (ii) product and technical information, such as devices, formulas and compositions of matter and processes relating to the manufacture of the Company’s products, designs, drawings, specifications and blueprints of machinery and equipment, new and innovative product ideas, methods, procedures, devices, data processing programs, software, software codes, computer models, research and development projects, compositions of matter and methods of manufacture of products under investigation in the laboratories, pilot plants or plants of the Company; (iii) marketing information, such as information on markets, end users and applications, the identity of the Company’s customers, suppliers, and distributors, their names and addresses, the names of representatives of the Company’s customers, distributors or suppliers responsible for entering into contracts with the Company, the Company’s financial arrangements with its distributors and suppliers, the amounts paid by such customers to the Company, specific customer needs and requirements, leads and referrals to prospective customers; and (iv) personnel information, such as the identity and number of the Company’s other employees, their salaries, bonuses, benefits, skills, qualifications, and abilities.  Employee acknowledges and agrees that the Confidential Information and Trade Secrets are not generally known or available to the general public, but have been developed, compiled or acquired by the Company at its effort and expense and for commercial advantage and, therefore, takes every reasonable precaution to prevent the use or disclosure of any part of it by or to unauthorized persons. Confidential Information and Trade Secrets can be in any form: oral, written or machine readable, including electronic files.  All of the foregoing is subject to and conditioned upon compliance with applicable state and federal laws.  The term “Confidential Information and Trade Secrets” does not include information that is or becomes generally available to the public other than as a result of a disclosure by Employee.

Non-Disclosure of Confidential Information.  Employee agrees she will not, while associated with the Company and for so long thereafter as the pertinent information or documentation remains confidential, directly or indirectly use, disclose or disseminate to any other person, organization or entity or otherwise use any Confidential Information and Trade Secrets, except as specifically required in the performance of Employee’s duties on behalf of the Company or with prior written authorization of the Company’s Vice Chairman and Chief Executive Officer, or as required by law.  In the event that Employee is requested or becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demand or similar process as well as applicable securities laws) to disclose any of the Confidential Information and Trade Secrets, then Employee will provide Company with prompt written notice of such request(s) so that Company may, at Company’s sole cost and expense, seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement.  In the event that such protective order or other remedy is not or cannot be obtained, then the Employee may furnish without liability hereunder only that portion of the Confidential Information and Trade Secrets which is legally required.

Non-Competition.  Employee acknowledges and agrees that the Company is engaged in a highly competitive business and that by virtue of Employee’s high level position and responsibilities with the Company and Employee’s access to the Confidential Information and Trade Secrets as set forth in Paragraph 10(a) above, engaging in any business which is directly competitive with the Company could cause it great and irreparable harm.  Accordingly, Employee covenants and agrees that for so long as she is employed by the Company and for a period of one (1) year after such employment ends, whether voluntarily or involuntarily, Employee will not, without the express written consent of the Vice Chairman and Chief Executive Officer of the Company, directly or indirectly, own, manage, operate or control, or be employed either as a consultant or advisor, by any company or other business engaged in the design, manufacture, marketing or sale of products and services which the Company provides and for which Employee had responsibility or about which Employee acquired Confidential Information or Trade Secrets. Because Employee has international responsibilities, in recognition of the international nature of the Company’s business which includes the sale of its products and services nationwide and internationally, this restriction shall apply in all areas of the United States, Argentina, Australia, Brazil, the United Kingdom, France, Germany, Holland, Hong Kong, India, Israel, Italy, Japan, Mexico, Portugal, Singapore, South Africa, Spain, Sweden, Thailand, Tunisia, the United Arab Emirates or any other country where the Company conducts the manufacture, sale, or marketing of its products and services where Employee gained knowledge while employed by the Company of its finances, technology, business opportunities or marketing strategies in that particular country.  If Employee and a potential employer of Employee can provide assurances that prospective employment that would otherwise be prohibited by this Section will not entail the disclosure of Confidential Information and Trade Secrets, and Employee and Employee’s prospective employer can explain to the satisfaction of the Company how the protection of the Company’s Confidential Information and Trade Secrets can be guaranteed, the Employee may seek a waiver of the non-competition restriction set forth in this Section from the Vice Chairman and Chief Executive Officer, which consent to such a waiver shall not unreasonably be withheld.  Additionally, the Company may, in its sole discretion waive or reduce the non-competition restriction set forth in this Section.  If the Company elects, in its sole discretion, to hold Employee to the non-competition restriction set forth in this Subsection, Section 8(d)(iii), after the one year provision then the Company shall pay to Employee an amount equal to Employee’s base salary as set forth in Section 5(a) for any period of time with respect to which this non-competition restriction shall apply.  It is expressly understood that Employee will not waive (x) any right to indemnification Employee may have under applicable by-laws or insurance policies maintained by the Company or its subsidiaries, or (y) any right to vested employee benefits.  Payments under this Section shall be made at the same time and in the same manner as such compensation would have been paid if Employee had remained in active employment until the end of such period.  In the event of any conflict between this Agreement and any trade secrets agreement to which Employee is a party, the terms and conditions of this Agreement shall prevail.

Non-Solicitation of Customers.  Employee acknowledges and agrees that during the course of, and solely as a result of, employment with the Company, she will come into contact with some, most or all of the Company’s customers and will have access to Confidential Information and Trade Secrets regarding the Company’s customers, distributors and suppliers as set forth in the trade secrets agreement to which Employee is a party.  Consequently, Employee covenants and agrees that in the event of separation from employment with the Company, whether such termination is voluntary or involuntary, Employee will not, for a period of one (1) year following such termination, directly or indirectly, solicit or initiate contact with any customer, former customer or prospective customer of the Company for the purpose of selling products or services to the customer competitive with the products or services purchased by the customer from the Company.  This restriction shall apply to any customer, former customer or prospective customer of the Company with whom Employee had contact or about whom Employee obtained Confidential Information or Trade Secrets during the last two (2) years of her employment with the Company.  For the purposes of this Section 9, “contact” means interaction between Employee and the customer or prospective customer which takes place to further the business relationship, or making sales to or performing services for the customer or prospective customer on behalf of the Company.

Non-Solicitation of Employees and Contractors.  Employee acknowledges and agrees that solely as a result of employment with the Company, Employee has and will come into contact with and acquire confidential information regarding some, most or all of the Company’s employees and independent contractors.  Accordingly, both during employment with the Company and for a period of one (1) year thereafter, Employee shall not, either on her own account or for others, directly or indirectly, solicit, or endeavor to cause any employee or independent contractor of the Company with whom Employee came into contact or about whom Employee obtained Confidential Information, to leave employment with or service to the Company.

Enforcement of Covenants.  Employee acknowledges and agrees that compliance with the covenants set forth in this Section 9 of this Agreement is necessary to protect the Confidential Information and Trade Secrets, business and goodwill of the Company, and that any breach of this Section 9 or any subparagraph hereof could result in irreparable and continuing harm to the Company, for which money damages may not provide adequate relief.  Accordingly, in the event of any breach or anticipatory breach of Section 9 by Employee, the Company and Employee agree that the Company shall be entitled to the following particular forms of relief as a result of such breach, in addition to any remedies otherwise available to it at law or equity:  (a) injunctions, both preliminary and permanent, enjoining or restraining such breach or anticipatory breach, and Employee hereby consents to the issuance thereof forthwith and without bond by any court of competent jurisdiction; and (b) recovery of all reasonable sums and costs, including attorneys’ fees, incurred by the Company to enforce the provisions of Section 9.

Conflict of Interest

Employee may not use her position, influence, and knowledge of Confidential Information and Trade Secrets or Company assets for personal gain unless such use is available to all similarly responsible employees.  A direct or indirect financial interest, including joint ventures in or with a supplier, vendor, customer or prospective customer without disclosure and written approval from the Vice Chairman and Chief Executive Officer is strictly prohibited and constitutes cause for dismissal.

Intellectual Property

Employee covenants and agrees that she hereby conveys to the Company all inventions, improvements, products, designs, specifications, trademarks, service marks, discoveries, formulae, processes, software or computer programs, modifications of software or computer programs, data processing systems, analyses, techniques, trade secrets, creations, ideas, work product or contributions thereto, and any other intellectual property, regardless of whether patented, registered or otherwise protected or protectable, and regardless of whether containing or constituting Trade Secrets or Confidential Information as defined in Section 9 hereof (referred to collectively as “Intellectual Property”), that were conceived, developed or made by Employee during the period of Employee’s employment by the Company, including Intellectual Property related to the work on which Employee was engaged from time to time during her tenure of employment (the “Proprietary Interests”), and all such Intellectual Property shall belong to and be the property of the Company.

Employee further covenants and agrees that Employee will:  (i) promptly disclose such Intellectual Property to the Company; (ii) assign to the Company, without additional compensation, the entire rights to Intellectual Property for the United States and all foreign countries;  (iii) execute assignments and all other papers and do all acts necessary to carry out the above, including enabling the Company to file and prosecute applications for, acquire, ascertain and enforce in all countries, lettersof patent, trademark registrations and/or copyrights covering or otherwise relating to Intellectual Property and to enable the Company to protect its Proprietary Interests therein; and (iv) give testimony, at the Company’s expense, in any action or proceeding to enforce rights in the Intellectual Property.

Governing Law and Choice of Forum

This Agreement shall be governed and conformed in accordance with the laws of the State of New York without regard to its conflict of laws provisions.

Severability

If any term or provision of this Agreement or any portion thereof is declared illegal or unenforceable by any court of competent jurisdiction, such provision or portion thereof shall be deemed modified so as to render it enforceable, in the event and to the extent another venue finds that portion enforceable, this Agreement shall be considered divisible as to such provision which shall become null and void, leaving the remainder of this Agreement in full force and effect.

Non-Waiver

The failure of either the Company or Employee, whether purposeful or otherwise, to exercise in any instance any right, power, or privilege under this Agreement or under law shall not constitute a waiver of any other right, power, or privilege, nor of the same right, power, or privilege in any other instance.  Any waiver by the Company or by Employee must be in writing and signed by either Employee, if Employee is agreeing to waive any of her rights under this Agreement, or by the Company’s Vice Chairman and Chief Executive Officer, if the Company is agreeing to waive any of its rights under this Agreement.

Modification

No modification of this Agreement shall be valid unless made in writing wherein specific reference is made to this Agreement and signed by both parties hereto.

Binding Effect

This Agreement shall be binding upon Employee, Employee’s heirs, executors and administrators and shall inure to the benefit of the Company, and its parents, subsidiaries, divisions, affiliates, successors, and assigns.  This Agreement shall be binding upon the Company and its successors and assigns.  This Agreement may not be assigned by Employee, but may be assigned by the Company to a purchaser of its business or assets.

Entire Agreement

This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties, including any agreements with Chromalloy Gas Turbine Corporation.  Employee acknowledges that she has not relied on any representations, promises, or agreements of any kind made to Employee in connection with her decision to sign this Agreement, except for those set forth in this Agreement as of the date first written above.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement, as of the date first written above:

/s/ Donna Costello

                                                             Donna Costello

                                                                        SEQUA CORPORATION

By: /s/ Martin Weinstein

Martin Weinstein

Vice Chairman and Chief Executive Officer